                                                                   EXHIBIT 99.4

                            XPEDITE SYSTEMS, INC.

                      CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS



To the Stockholders of Xpedite Systems, Inc.


We have audited the accompanying consolidated balance sheets of Xpedite Systems, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xpedite Systems, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                    Ernst & Young LLP


MetroPark, New Jersey
February 27, 1997

                             XPEDITE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                    ASSETS
                                                             DECEMBER 31,
                                                     -------------------------
                                                         1996         1995
                                                         ----         ----
Current assets:
Cash and cash equivalents..........................  $ 6,679,970  $ 9,076,250
  Accounts receivable, net of reserve for
   allowances and doubtful accounts of
   $1,851,000 and $993,000 for 1996 and
   1995, respectively..............................   25,749,334   16,567,118
  Deferred income taxes............................    1,903,694    2,406,663
  Other current assets.............................    1,489,318    2,324,129
                                                     -----------  -----------
  Total current assets.............................   35,822,316   30,374,160

Property, plant and equipment, net.................   20,500,426   16,235,393
Customer lists, net of accumulated
 amortization of $2,004,000 and $897,000
 for 1996 and 1995, respectively...................    8,232,144    6,935,206
Purchased software, net of accumulated
 amortization of $2,027,000 and $886,000
 for 1996 and 1995, respectively...................    3,156,044    3,591,852
Costs in excess of fair value of net assets
 acquired, net of accumulated amortization
 of $1,180,000 and $78,000 for 1996 and
 1995, respectively................................   10,609,687    8,226,593
Investments in affiliates, at cost.................    2,168,248      510,390
Loans to affiliate.................................    3,452,580    2,525,102
Deferred income taxes..............................    1,879,917    1,815,237
Other assets.......................................    2,569,510    2,668,838
                                                     -----------  -----------
    Total..........................................  $88,390,872  $72,882,771
                                                     ===========  ===========




                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                             DECEMBER 31,
                                                     ---------------------------
                                                         1996           1995
                                                         ----           ----
Current liabilities:
Accounts payable...................................  $ 10,067,510   $ 10,712,562
Accrued expenses...................................     5,921,085      7,127,162
Income taxes payable...............................     7,131,347      3,254,114
Other current liabilities..........................       223,818        588,115
Current portion of long-term debt..................     7,763,459     10,652,747
Current portion of capital lease
 obligations.......................................       241,995        307,232
                                                       ----------     ----------
  Total current liabilities........................    31,349,214     32,641,932

Long-term debt.....................................    27,146,147     35,763,421
Long-term portion of capital lease
 obligations.......................................       326,686        559,257
Deferred income taxes..............................     3,692,134      4,786,300
Other liabilities..................................       739,492        247,809
Commitments and contingencies......................             -              -

Stockholders' equity (deficit):
 Preferred Stock, $.01 par value,
  authorized 1,000,000 shares;
  none issued and outstanding in 1996
  and 1995.........................................             -              -
 Common Stock, $.01 par value, authorized
  15,000,000; issued and outstanding
  8,903,240 and 7,773,399 shares, for
  1996 and 1995, respectively......................        89,032         77,734
 Additional paid-in capital........................    64,782,539     48,921,115
 Accumulated deficit...............................   (39,518,372)   (49,898,797)
 Less: Treasury stock; 72,000 shares
  at 1996 and 1995; at cost........................      (216,000)      (216,000)
                                                     ------------   ------------

  Total stockholders' equity (deficit).............    25,137,199     (1,115,948)
                                                     ------------   ------------
    Total..........................................  $ 88,390,872   $ 72,882,771
                                                     ============   ============




                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                          YEARS ENDED DECEMBER 31,
                                     ---------------------------------
                                     1996           1995          1994
                                     ----           ----          ----

Net revenues:
 Service revenues..............  $122,425,726   $ 51,840,379   $39,523,569
 System sales and other........     7,421,925      3,843,583     1,905,766
                                 ------------   ------------   -----------
  Total net revenues...........   129,847,651     55,683,962    41,429,335

Cost of sales:
  Operations, line charges and
   support engineering             57,155,734     20,144,082    16,025,855
 Cost of sales of systems......     2,821,095      1,458,238       965,746
                                 ------------   ------------   -----------
  Total cost of sales..........    59,976,829     21,602,320    16,991,601
                                 ------------   ------------   -----------
Gross margin...................    69,870,822     34,081,642    24,437,734
 Operating expenses:
 Selling and marketing.........    28,578,884     15,059,118    11,180,076
 General and administrative....     8,332,255      3,964,401     2,746,325
 Research and development......     4,887,563      3,414,577     2,834,681
 Depreciation and amortization.     7,619,330      2,722,930     1,432,079
 Write off of in-process research
 and development costs.........             -     53,000,000             -
                                 ------------   ------------   -----------
  Total operating expenses.....    49,418,032     78,161,026    18,193,161
                                 ------------   ------------   -----------
Operating income (loss)........    20,452,790    (44,079,384)    6,244,573

Interest income................       507,362        769,341       516,948
Interest expense...............    (3,662,118)      (535,889)      (83,563)
Other income...................       254,599         22,878             -
                                 ------------   ------------   -----------
Income (loss) before income
 taxes.........................    17,552,633   (43,823,054)     6,677,958
Income tax expense.............     7,119,171      2,740,890     1,950,400
                                 ------------   ------------   -----------
Net income (loss)..............  $ 10,433,462   $(46,563,944)  $ 4,727,558
                                 ============   ============   ===========

Net income (loss) per Common
 Share.........................  $       1.20   $     (6.67)   $      0.71
                                 ============   ===========    ===========
Weighted average shares
 outstanding...................     8,716,300     6,982,200      6,600,000
                                 ============   ===========    ===========



                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                          ADDITIONAL
                                     COMMON STOCK          PAID-IN       ACCUMULATED         TREASURY STOCK
                                   SHARES      AMOUNT      CAPITAL         DEFICIT         SHARES       AMOUNT         TOTAL
                                 ---------    -------    -----------    -------------    ---------    -----------    -----------
BALANCE, JANUARY 1, 1994.......  4,160,690    $41,607    $ 1,608,382     $ (8,024,149)    (75,000)    $(225,000)     $(6,599,160)

Exercise of stock options
 and warrants..................    191,272      1,912        133,273                -           -             -          135,185
8% Redeemable Preferred
 Stock dividends...............          -          -        (74,476)               -           -             -          (74,476)
Accretion of 8% Redeemable
 Preferred Stock...............          -          -       (288,791)               -           -             -         (288,791)
Conversion of 8% Redeemable
 Preferred Stock...............    478,600      4,786      7,174,214                -           -             -        7,179,000
Issuance of Common
 Stock.........................  1,650,000     16,500     21,989,195                -           -             -       22,005,695
Net income.....................          -          -              -        4,727,558           -             -        4,727,558
                                 ---------    -------    -----------     ------------     -------     ---------      -----------
BALANCE, DECEMBER 31, 1994.....  6,480,562     64,805     30,541,797       (3,296,591)    (75,000)     (225,000)      27,085,011

Exercise of stock options
 and warrants..................     44,072        441         94,549                -           -             -           94,990
Issuance of Common Stock.......  1,249,000     12,490     18,254,135                -           -             -       18,266,625
Cumulative translation
 adjustment....................          -          -              -          (33,445)          -             -          (33,445)
Treasury stock reissued........          -          -         30,750                -       3,000         9,000           39,750
Treasury stock acquired........          -          -              -                -        (235)       (4,935)          (4,935)
Retirement of treasury
 stock.........................       (235)        (2)          (116)          (4,817)        235         4,935                -
Net loss.......................          -          -              -      (46,563,944)          -             -      (46,563,944)
                                 ---------    -------    -----------     ------------     -------     ---------      -----------
BALANCE, DECEMBER 31, 1995.....  7,773,399     77,734     48,921,115      (49,898,797)    (72,000)     (216,000)      (1,115,948)

Exercise of stock options......    146,341      1,463        271,895                -           -             -          273,358
Issuance of Common Stock.......    632,500      6,325     10,305,823                -           -             -       10,312,148
Issuance of performance
 stock options.................          -          -      2,036,474                -           -             -        2,036,474
Deferred compensation cost.....          -          -     (1,942,405)               -           -             -       (1,942,405)
Conversion of Notes into
 Common Stock..................    351,000      3,510      5,189,637                -           -             -        5,193,147
Cumulative translation
 adjustment....................          -          -              -          (53,037)          -             -          (53,037)
Net income.....................          -          -              -       10,433,462           -             -       10,433,462
                                 ---------    -------    -----------     ------------     -------     ---------      -----------
BALANCE, DECEMBER 31, 1996.....  8,903,240    $89,032    $64,782,539     $(39,518,372)    (72,000)    $(216,000)     $25,137,199
                                 =========    =======    ===========     ============     =======     =========      ===========

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                1996           1995           1994
                                                            -------------  -------------  -------------
OPERATING ACTIVITIES
Net income (loss).........................................  $ 10,433,462   $(46,563,944)  $  4,727,558
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
 Depreciation and amortization............................     8,437,697      3,060,801      1,674,189
 Write-off of in-process research and development.........             -     53,000,000              -
 Accretion on subordinated debt...........................       175,925              -              -
 Deferred income taxes....................................      (656,400)    (2,012,700)       157,000

 Change in operating assets and liabilities:
  Accounts receivable.....................................    (9,182,216)      (839,721)      (477,246)
  Other current assets....................................       934,139        355,833       (461,046)
  Other assets............................................      (131,453)             -         41,783
  Accounts payable........................................      (645,052)    (3,128,006)     1,147,423
  Accrued expenses........................................    (1,206,077)       631,373     (1,926,770)
  Deferred revenue........................................             -              -        (13,000)
  Other liabilities.......................................       127,386        176,021              -
  Income taxes payable....................................     3,855,874      1,665,745        121,306
                                                            ------------   ------------   ------------
Net cash provided by operating activities.................    12,143,285      6,345,402      4,991,197

INVESTING ACTIVITIES
Acquisition of property, plant and equipment..............    (8,964,368)    (3,650,251)    (4,280,337)
Acquisition of businesses.................................             -    (46,199,458)             -
Acquisition of intangibles................................    (6,193,052)             -              -
Purchase of computer software.............................      (272,417)      (252,327)      (365,028)
Purchase of held-to-maturity securities...................             -    (11,692,002)    (5,818,012)
Sale of held-to-maturity securities.......................             -     17,510,014              -
Investments in affiliates.................................    (1,693,893)        (4,599)      (339,700)
Loans to affiliate........................................      (842,594)    (1,622,513)      (902,589)
                                                            ------------   ------------   ------------
Net cash used in investing activities.....................   (17,966,324)   (45,911,136)   (11,705,666)

FINANCING ACTIVITIES
Payments of acquisition liability.........................             -              -       (600,000)
Proceeds from notes payable...............................     2,915,516     40,000,000      1,495,701
Payment of debt issuance costs............................             -     (1,402,500)             -
Repayments of other loans and notes payable...............    (9,766,158)      (292,892)    (2,599,486)
Repayments of related party loans and notes payable.......             -              -     (3,618,102)
Repayments of capital lease obligations...................      (289,924)       (79,917)       (39,502)
Net proceeds from issuance of Common Stock................    10,585,506        129,805     22,371,206
Redemption of Preferred Stock shares......................             -              -       (372,000)
Payment of Preferred Stock dividends......................             -              -        (74,476)
                                                            ------------   ------------   ------------
Net cash provided by financing activities.................     3,444,940     38,354,496     16,563,341

Effect of exchange rate changes on cash...................       (18,181)       (33,445)             -
                                                            ------------   ------------   ------------

(Decrease) increase in cash and cash equivalents..........    (2,396,280)    (1,244,683)     9,848,872
Cash and cash equivalents at beginning of year............     9,076,250     10,320,933        472,061
                                                            ------------   ------------   ------------
Cash and cash equivalents at end of year..................  $  6,679,970   $  9,076,250   $ 10,320,933
                                                            ============   ============   ============

                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

                SUPPLEMENTAL STATEMENT OF CASH FLOWS DISCLOSURE


   The Company entered into capital lease agreements for equipment in the amount of $161,200 in 1995.

   The Company made interest payments of $4,008,087, $31,011, and $104,973 during 1996, 1995 and 1994, respectively. The Company made income tax payments of $5,149,000, $3,103,000 and $1,663,000 during 1996, 1995 and 1994, respectively.

   The Company declared Preferred Stock dividends of $74,476 in 1994. No amounts were payable in additional shares of Preferred Stock and $74,476 was payable in cash. The carrying value of the Preferred Stock was increased by $288,791 during 1994, which represents the accretion of the difference between the carrying value and the mandatory redemption value at the date of issue using the interest method.

   During 1995, the Company issued 3,000 treasury shares of Common Stock, as part of a legal settlement with a former investor.

   During 1994, 7,179 shares of Preferred Stock were converted into Common Stock at a conversion price of $15.00 per share of Common Stock.

   The purchase price for the businesses acquired in 1995 is allocated to the assets acquired and liabilities assumed based on their estimated fair market values as follows:

Fair Value of Assets Acquired:
 Current assets excluding cash...........         $11,466,998
 Property, plant and equipment...........           7,956,162
 In-process research and development.....          53,000,000
 Customer lists..........................           5,600,000
 Purchased software......................           2,700,000
 Cost in excess of fair value of
    net assets acquired .................           8,304,201
 Other assets............................           1,561,401
Less Liabilities Assumed:
 Current liabilities.....................         (16,173,973)
 Other liabilities.......................          (5,040,388)
Common stock issued to sellers...........         (18,266,625)
Subordinated debt issued to sellers......          (4,908,318)
                                                  -----------
Net Cash Paid............................         $46,199,458
                                                  ===========



                            See accompanying notes.

                             XPEDITE SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  ORGANIZATION AND BUSINESS

  Xpedite Systems, Inc. (the "Company") was incorporated in Delaware in July 1988. The Company develops and markets fax communication services worldwide. The Company generates revenues from the following: (i) usage fees charged for the Company's fax broadcast service ("Fax Broadcast"), gateway messaging service ("Gateway Messaging") and international point-to-point fax service ("Point-to-Point") to customers in diverse industries; (ii) sales of fax message handling systems, including equipment; and (iii) royalties with respect to the use of the Company's software. Revenues from the sales of systems are recognized when risk of ownership and title passes to the customer. The Company performs ongoing credit evaluations of customers and does not generally require collateral. Reserves are maintained for potential credit losses and allowances, and such losses and allowances have been within management's expectations.


  PRINCIPLES OF CONSOLIDATION

  The accompanying financial statements have been prepared on a consolidated basis to include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts have been eliminated in consolidation.


  FOREIGN CURRENCY TRANSLATION

  The Company and each of its subsidiaries use their local currency as their functional currency. Gains and losses from foreign currency transactions are included in the determination of net income. Cumulative translation adjustments, which result from the process of translating the consolidated financial statements from the functional currencies of each subsidiary into the reporting currency, are included as a component of stockholders' equity.


  FOREIGN EXCHANGE FORWARD CONTRACTS

  Foreign exchange forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. The Company uses such contracts to hedge risk of changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency. Such contracts are designated as hedges; therefore, gains and losses are deferred until contracts are settled and are included in interest income (expense) when the contracts are settled.

  The Company held contracts for German marks and Japanese yen of approximately $3.4 million at December 31, 1995, and German marks of approximately $2.3 million at December 31, 1996, associated with the loans to affiliates (see Note
10) and intercompany balances with subsidiaries. Contracts for German marks have maturity dates ranging from 1997 through 1999.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996


1.BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


  FOREIGN EXCHANGE FORWARD CONTRACTS (CONTINUED)

  The fair value of such contracts at December 31, 1996, based upon current market quotes for contracts with similar terms, approximated the carrying value of such contracts. In the event of non-performance of contract terms by the banks, the Company would be required to sell German marks at the prevailing exchange rates.


  USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


  CASH AND CASH EQUIVALENTS

  The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents. The fair value of these investments approximates cost.


  PROPERTY, PLANT, AND EQUIPMENT

  Property, plant and equipment is stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the assets:

                                 YEARS
                                 -----
        Buildings                 25
        Equipment                  5
        Furniture and fixtures     7


  Leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful life of the related improvement.


  PURCHASED SOFTWARE AND CUSTOMER LISTS

  Purchased software is being amortized on a straight-line basis over the estimated useful life of three to five years. Such amortization is greater than the amount computed using the ratio that current gross revenues related to the purchased software bear to the total of current and anticipated future gross revenues related to the purchased software. Amortization of purchased software amounted to $1,141,097, $337,871 and $242,110 during 1996, 1995 and 1994, respectively.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996


1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Customer lists are being amortized on a straight-line basis over the estimated useful life of eight years. In the opinion of management, the customer list assets will be recovered over a period of eight years based upon the anticipated future revenue stream generated from the customer base existing on the acquisition dates.

     COSTS IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED

     Costs in excess of the fair value of the tangible net assets and identifiable intangible assets of businesses acquired are amortized on a straight-line basis over estimated useful life ranging from ten to twenty years. The Company assesses the recoverability of costs in excess of the fair value of the net assets acquired by determining whether the carrying value of these assets can be recovered through undiscounted forecasted future cash flows over their remaining lives.

     IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 as of January 1, 1995, which did not have a material effect on the Company's consolidated financial position or results of operations.

     INCOME TAXES

     Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     STOCK BASED COMPENSATION

     As permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FASB 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related interpretations in accounting for its employee stock option plans. Under APB 25, compensation expense is calculated at the time of option grant based upon the difference between the exercise price of the option and the fair market value of the Company's common stock at the date of grant, recognized over the vesting period.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   RESEARCH AND DEVELOPMENT

   The Company expenses research and development costs related to existing software and systems as incurred.

   NET INCOME (LOSS) PER COMMON SHARE

   The net income (loss) per Common Share for the three years ended December 31, 1996, is computed using the weighted average number of common shares and dilutive common share equivalents outstanding. The amount of dilution, where appropriate, is computed by application of the treasury stock method.

2. ACQUISITIONS

   In September 1996, the Company purchased the assets of one of its Nodal Partners in Korea, Posdata Company, Ltd. ("Posdata"), for a purchase price of approximately $2.5 million. Further, in December 1996, a subsidiary of the Company purchased from Pacific Star Services Pty Limited, a subsidiary of New Zealand's national telephone company, Pacific Star Communications, Ltd. ("PacStar"), the assets of PacStar's "Fax 2000" enhanced facsimile services business carried on in Australia. The purchase price for the Fax 2000 business was approximately $1.3 million. The Company also purchased a customer list from Xpedite Systems Limited (Note 10) for $1.3 million in March 1996.

   The aforementioned acquisitions were accounted for as purchases. Accordingly, the acquired assets (primarily customer lists) have been recorded at their estimated fair market values at the date of acquisition.

   On November 20, 1995, the Company purchased all of the outstanding capital stock of Swift Global Communications, Inc. ("Swift"), ViTel International Holding Company, Inc. ("ViTel") and Comwave Communications AG ("Comwave"). The purchase prices for the acquisitions, including transaction costs, were approximately $23,195,000, $41,540,000 and $11,340,000, respectively, which includes a total of $2,000,000 held in escrow for settlement of certain representations and warrantees. A portion of the purchase prices were paid through the issuance of 1,249,000 shares of the Company's Common Stock valued at $18,267,000, and subordinated notes payable to the sellers of ViTel with a carrying value of approximately $4,908,000 (see Note 5). The acquisitions were accounted for as purchases. Accordingly, the acquired assets and liabilities assumed through these purchases have been recorded at their estimated fair market values at the date of acquisition. Identifiable intangible assets acquired included $53,000,000 of in-process research and development costs, customer lists of $5,600,000, and purchased software of $2,700,000. Since the technological feasibility of the in-process research and development costs had not yet been established and the technology had no alternative future use at the acquisition date, the in-process research and development costs were immediately written-off and included in the results of operations as a non-recurring charge for the year ended December 31, 1995.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

2. ACQUISITIONS (CONTINUED)

   A stockholder of the Company received $348,000 of fees for services provided in connection with the November 1995 transactions.

   The results of operations of the 1995 purchased businesses are included in the accompanying consolidated statements of operations from the date of acquisition. Unaudited proforma results as if the acquisitions had occurred on January 1, 1995 and 1994, which includes the $53,000,000 write off of in-process research and development costs, are as follows:


                                  1995            1994
                             --------------  --------------

Net revenues...............   $107,099,000    $ 88,164,000
Net loss...................   $(50,797,000)   $(53,272,000)
Net loss per Common Share..   $      (6.28)   $      (6.79)

   The proforma results are not necessarily indicative of the results of operations that would have occurred had the acquisitions taken place at the beginning of the periods presented nor are they intended to be indicative of results that may occur in the future.

3. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consist of the following:


                                       DECEMBER 31,
                                 ------------------------
                                    1996         1995
                                 -----------  -----------

Land...........................  $    75,753  $    75,753
Building.......................      103,977      103,977
Equipment......................   26,135,687   17,880,624
Furniture and fixtures.........    3,537,759    1,681,859
Leasehold improvements.........    1,559,932      884,940
                                 -----------  -----------
                                  31,413,108   20,627,153
Less accumulated depreciation
   and amortization............   10,912,682    4,391,760
                                 -----------  -----------
                                 $20,500,426  $16,235,393
                                 ===========  ===========

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

4. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                            DECEMBER 31,
                                                    ----------------------------
                                                        1996           1995
                                                    -------------  -------------
Communication line charges                           $ 1,851,242   $  1,434,367
Salaries and related benefits................          3,281,096      3,213,181
Accrued interest.............................             64,410        467,671
Other........................................            724,337      2,011,943
                                                     -----------   ------------
                                                     $ 5,921,085   $  7,127,162
                                                     ===========   ============

5. LONG-TERM DEBT

   Long-term debt consists of the following:

                                                        1996           1995
                                                     -----------   ------------
Term loan....................................        $31,750,000   $ 40,000,000
Subordinated notes
 to former owners............................                  -      4,957,450
Notes payable to banks.......................          2,951,057        989,930
Notes payable to
 former owners of ViTel......................            208,549        468,788
                                                     -----------   ------------
                                                      34,909,606     46,416,168
Less current maturities......................         (7,763,459)   (10,652,747)
                                                     -----------   ------------
                                                     $27,146,147   $ 35,763,421
                                                     ===========   ============

   The Company entered into a credit agreement with a commercial bank which provided a $40,000,000 term loan to finance the acquisition of Swift, ViTel, and Comwave in November 1995 (see Note 2). The term loan is payable in quarterly installments of $1,250,000 increasing periodically to $2,250,000 with a final payment in August 2001. During 1996, the Company made prepayments of principal on the term loan amounting to $3,250,000. The credit agreement also provides for a $5,000,000 revolving loan limited to 80% of eligible accounts receivable, as defined. The credit agreement expires in August 2001. A commitment fee is payable at a rate of 0.5% per annum of the unused portion of the revolving loan. There were no amounts outstanding under the revolving loan at December 31, 1996 or 1995.

   At the Company's option, the term loan and revolving loan bear interest at either (a) the Bank's Base Rate, defined as the higher of (i) 0.5% ("Base Margin") in excess of the Federal Funds rate or (ii) the bank's prime rate plus 1.5%; or (b) at a rate equal to the LIBOR rate plus 2.75%. The Base Margin was adjusted in November 1996, and will be adjusted thereafter, until maturity based on the Company's outstanding indebtedness and results of operations. The Company has elected to be charged interest at LIBOR (5.7%) plus 2.75% at December 31, 1996. Substantially all of the assets of the Company collateralize the term and revolving loans.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

5. LONG-TERM DEBT (CONTINUED)

   The credit agreement contains certain financial covenants which include minimum levels of net worth, current ratio, earnings before interest, taxes, depreciation and amortization ("EBITDA") and indebtedness as compared to EBITDA.

   The principal amounts of the subordinated notes issued in connection with the acquisition of ViTel were approximately $5,133,000. The notes did not accrue interest until May 20, 1996. Accordingly, the notes were recorded at their fair value of $4,908,000 at the date of acquisition. The notes were prepaid in June 1996, with 351,000 shares of the Company's common stock.

   The notes payable to banks consists of the following: (a) four notes in the amount of $487,000 in the aggregate payable to Japanese banks bearing interest at rates ranging from 2.4% to 3.8%. Principal and interest is payable monthly or quarterly through September 1998, and (b) two notes in the amount of $2.1 million in the aggregate payable to a Korean bank bearing interest at rates ranging from 14% to 15%, which were repaid in January 1997, and (c) a non-interest bearing note in the amount of approximately $300,000 payable to PacStar in connection with the PacStar acquisition, which is payable in April 1997.

   The note payable to a former owner of ViTel is non-interest bearing. Principal is payable semi-monthly through April 2000.

   Aggregate maturities of long-term debt for the next five years and thereafter are as follows: 1997- $7,763,459; 1998- $6,146,147; 1999- $7,000,000; 2000-
$8,000,000; 2001- $6,000,000; thereafter- $0.

   The carrying amount of the Company's borrowings approximates the fair value.

   Costs incurred in connection with obtaining the term and revolving loans totaled $1,419,000 and are included in Other Assets in the accompanying consolidated balance sheet. These costs are amortized on a straight line-basis over the life of the credit agreement, which is six years. Accumulated amortization totaled $260,000 and $26,000 at December 31, 1996 and 1995, respectively.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

6. INCOME TAXES

   The components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are:


                                   1996          1995         1994
                               ------------  ------------  -----------
Federal:
     Current.................   $6,616,571   $ 3,971,390    $1,493,000
     Deferred................     (582,493)   (2,050,400)      122,000

State and local:
     Current.................    1,159,000       782,200       300,400
     Deferred................      (73,907)       37,700        35,000
                                ----------   -----------    ----------
                                $7,119,171   $ 2,740,890    $1,950,400
                                ==========   ===========    ==========

   Included in the December 31, 1996 federal current and deferred income tax expense is approximately $1.4 million of foreign income tax expense.

   The reconciliation of income taxes computed at the U.S. statutory federal tax rate to income tax expense for the years ended December 31, 1996, 1995 and 1994 are:

                                                  1996                   1995                  1994
                                         ---------------------  ---------------------   --------------------
                                            Amount    Percent      Amount     Percent     Amount     Percent
                                         ----------  ---------  -----------   -------   -----------  -------
Tax expense (benefit) at U.S.
  statutory rate ......................  $6,143,421    35%     $(14,900,000)   (34%)     $2,270,400     34%
Write-off of in process research
  and development......................                          18,020,000     41
State income taxes, net of
  federal income tax benefit ..........     753,023     4           541,000      1          221,000      3
Reduction in valuation
  allowance ...........................    (192,700)   (1)       (2,279,000)    (5)        (336,000)    (5)
Other items ...........................     415,427     2         1,358,890      3         (205,000)    (3)
                                         ----------   ---      ------------    ---       ----------    ---
Income tax expense ....................  $7,119,171    40%     $  2,740,890      6%      $1,950,400     29%


                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

6. INCOME TAXES (CONTINUED)

   Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:


                                                                 1996          1995
                                                            ------------   -----------
Reserve for allowances for doubtful
  accounts..............................................     $  944,000     $  760,200
Accruals and reserves...................................      1,286,000      1,278,400
Future tax benefits of net operating
  loss carryforwards....................................      1,554,000      2,376,000
                                                             ----------     ----------
Gross deferred tax asset................................      3,784,000      4,414,600
                                                             ----------     ----------
Deferred tax liabilities:
  Fixed assets..........................................      1,019,000      1,423,800
  Intangibles...........................................      2,614,000      3,320,000
  Other liabilities.....................................         59,000         42,500
                                                             ----------     ----------
Gross deferred tax liability............................      3,692,000      4,786,300
                                                             ----------     ----------
Net deferred tax asset (liability)......................         92,000       (371,700)
Valuation allowance for deferred
  tax assets............................................              -       (192,700)
                                                             ----------     ----------
Net deferred tax assets (liability).....................     $   92,000     $ (564,400)
                                                             ==========     ==========

   The Company has recorded a deferred tax asset of $1,554,000 at December 31, 1996 reflecting the benefit of $4,441,000 in loss carryforwards, which expire in varying amounts between 2004 and 2007. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

   As a result of certain transactions involving the Company's stock, an ownership change, as defined in Section 382 of the Internal Revenue Code, occurred in 1992. Consequently, future utilization of the Company's federal net operating loss carryforwards are subject to an annual limitation of approximately $640,000.

    The Company has unremitted foreign earnings of approximately $4.6 million at December 31, 1996. It is the Company's intention to permanently reinvest those earnings in its foreign operations. Accordingly, no federal deferred taxes have been provided on those earnings. If such earnings were to be remitted, it is possible there would be withholding taxes (although not readily determinable) on such remittances.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

7. COMMITMENTS AND CONTINGENCIES

   The Company leases office space and office equipment under long-term lease agreements. The obligations related to the leasing of equipment, are classified as capital leases. Equipment under capital leases totaled $610,000 and $835,526, net of accumulated depreciation, at December 31, 1996 and 1995, respectively.

   The leases of real property are classified as operating leases and expire through 2001. These leases are subject to increases in property taxes and maintenance costs.

   The following is a schedule of future minimum lease payments for capital and operating leases as of December 31, 1996:

                                      CAPITAL               OPERATING
                                      LEASES                  LEASES
                                     ---------             -----------
   1997                               $283,636             $1,775,602
   1998                                211,285              1,339,672
   1999                                123,270                808,419
   2000                                  9,776                562,154
   2001                                      -                322,948
   Thereafter                                -                 15,700
                                     ---------            -----------
Total minimum lease payments           627,967             $4,824,495
                                                          ===========

Less amount representing interest       59,286
                                     ---------
Present value of minimum lease
 payments                              568,681
Less current portion                   241,995
                                     ---------
                                      $326,686
                                     =========


    Rent expense totaled $3,257,102, $1,201,632 and $895,730 for 1996, 1995 and
1994, respectively.

    The Company is involved in litigation, as a defendant, incidental to the conduct of its business. It is the opinion of management, after consultation with counsel, that the outcome of such litigation will not have a material adverse effect on the accompanying financial statements.

8. BENEFIT PLANS AND EQUITY AWARDS

   In January 1996, the Company established an incentive stock option plan for its officers and employees (the "1996 Plan"). A total of 750,000 shares of Common Stock were reserved for issuance pursuant to options granted under the 1996 Plan.

   In November 1993, the Company established an incentive stock option plan for its officers and employees (the "1993 Plan"). A total of 450,000 shares of Common Stock were reserved for issuance pursuant to options granted under the 1993 Plan.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

8. BENEFIT PLANS AND EQUITY AWARDS (CONTINUED)

   The 1992 Incentive Stock Option Plan (the "1992 Plan") was approved by the Board of Directors in 1992 and authorized the issuance of up to 715,696 options.

   Additionally, in April 1996, the Company reserved 200,000 shares of Common Stock for issuance pursuant to options which may be awarded to certain executive officers of the Company under the Officers' Contingent Stock Option Plan (the "Plan"), upon achievement of certain performance targets. In July 1996, the Company granted 92,500 of such options, at a purchase price of $0.00 per share. Compensation expense related to these grants, calculated at the fair market value of the Company's Common Stock at the date of grant, to be recognized over the vesting period of 48 months, will total $2,036,474. The Company has recognized compensation expense in 1996 of $94,069. These options expire on April 21, 2006. In January 1997, the Company's Board of Directors resolved to replace the unawarded "second tranche" of 100,000 performance options under the Plan with a combination of Incentive Stock Options and cash bonus awards. Such amendment to the Plan and the details thereof have not been finalized as yet.

    During 1993, the Company issued 7,000 stock warrants to a consultant to purchase shares of Common Stock at a purchase price of $0.50 per share. These warrants expire December 31, 1999. Also during 1993, the Company issued 5,000 stock warrants to a stockholder of the Company to purchase shares of Common Stock at a purchase price of $7.00 per share. These warrants expire November 16, 2003.

    In February 1994, the Company granted warrants to purchase 10,000 shares of Common Stock at a purchase price of $15.00 per share, to a new member of the Board of Directors. During 1995, 3,334 of these warrants were exercised. The remaining 6,666 warrants were canceled during 1995.

    In April 1996, the Company issued warrants to members of the Board of Directors to purchase 125,000 shares of Common Stock at a purchase price of $17.50 per share. Subsequently, 8,334 warrants were forfeited due to the resignation of a Board member. The remaining 116,666 warrants were all outstanding at December 31, 1996.

    FASB 123 requires pro forma information regarding net income and earnings per share as if the Company has accounted for its employee stock options and warrants ("equity awards") under the fair value method of FAS 123. The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995 and 1996, respectively: risk-free interest rates of between 6.07% and 6.17%; expected volatility of 0.55; expected option life of five years, and an expected dividend yield of 0.0%.

    For purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options vesting period. The Company's pro forma information is as follows:


                                           1996                 1995
                                       ------------       --------------
 Pro forma net income...............   $  9,548,461       $  (47,151,498)
 Pro forma net income per share
   of common stock.................    $       1.11       $        (6.77)

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996



8. BENEFIT PLANS AND EQUITY AWARDS (CONTINUED)

  Stock option plans' activity is summarized as follows:

                                                           1996                        1995                       1994
                                                 ------------------------  -------------------------   -------------------------
                                                                WEIGHTED                   WEIGHTED                    WEIGHTED
                                                                AVERAGE                    AVERAGE                     AVERAGE
                                                                EXERCISE                   EXERCISE                    EXERCISE
                                                   OPTIONS       PRICE       OPTIONS        PRICE        OPTIONS        PRICE
                                                 -----------  -----------  ------------  -----------   -----------   -----------
Outstanding at beginning of year...............      803,963     $   8.10      675,420      $   6.23       604,450     $   0.57
Canceled.......................................       33,476     $  16.04       (6,319)     $  13.46       (12,608)    $   3.96
Granted........................................      383,100     $  12.62      170,600      $  14.18       266,350     $  15.10
Exercised......................................      146,340     $   1.87      (35,738)     $   0.78      (182,772)    $   0.58
Outstanding at end of year.....................    1,007,245     $  10.46      803,963      $   8.10       675,420     $   6.23

Exercisable at end of year                           501,018                   397,943                     210,993
                                                    ========                  ========                    ========
Weighted average fair value of
  options granted during the year                                $  13.35                  $  10.24                    $  11.48
                                                                 ========                  ========                    ========

    Stock options outstanding at December 31, 1996 are summarized as follows:


                          OUTSTANDING       WEIGHTED AVERAGE
RANGE OF EXERCISE         OPTIONS AT            REMAINING       WEIGHTED AVERAGE
      PRICES           DECEMBER 31, 1996    CONTRACTUAL LIFE     EXERCISE PRICE
-----------------      -----------------    ----------------    ----------------
     $ 0.00                 92,500                 8.3               $   0.00
     $ 0.50                237,628                 5.7               $   0.50
$ 3.00 - $ 3.42              3,270                 6.6               $   3.00
     $ 7.00                  1,189                 6.8               $   7.00
$ 13.75 - $17.50           672,658                 8.4               $  15.47



    The Company has a defined contribution 401(k) plan (the "Plan") which allows all eligible employees to defer a portion of their income through contributions to the Plan. Under the terms of the Plan, the Company contributes an amount equal to 50% of the employee's elective deferrals up to 5% of the total annual compensation paid to the Plan participant. The Company's expense under the Plan for 1996, 1995 and 1994 was $ 629,054, $228,294 and $174,090, respectively.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

9.   PUBLIC OFFERINGS

     In February 1994, the Company issued 1,650,000 shares of Common Stock in an initial public offering. The Company used a portion of the net proceeds of the offering to repay all outstanding indebtedness (except indebtedness related to capital lease obligations) and to redeem 227 shares of Preferred Stock. At the closing of the offering, 7,179 shares of Preferred Stock were converted into Common Stock at a conversion price equal to the initial public offering price ($15.00 per share of Common Stock).

     In August 1996, the Company completed an offering of 720,000 shares of its common stock, at a price of $18.75 per share, less underwriting discounts and commissions. Of the total shares sold, the Company issued 550,000 shares and certain stockholders of the Company ("Selling Stockholders") sold 170,000 shares. In September 1996, the underwriters exercised their over-allotment option, resulting in the issuance by the Company of an additional 82,500 shares of common stock, and the sale of an additional 25,500 shares by the Selling Stockholders. Proceeds of this offering, net of underwriting fees, amounted to $11.2 million, of which $3.4 million was used to repay debt, and the balance was used for other expenses related to the offering, working capital, and general and corporate purposes.


10.  SYSTEM AND MARKETING AGREEMENTS


     In connection with its international expansion, the Company has entered into relationships in Europe with Xpedite Systems, GmbH ("XSG"), Xpedite Systems, S.A. ("XSSA") and Xpedite Systems, Ltd. ("XSL," and collectively with XSG and XSSA, the "European Affiliates"). At the time of formation of each of these entities, the Company entered into a Systems and Marketing Agreement and a Put and Call Option Agreement (collectively, the "Put/Call Agreements") with each European Affiliate and, in the case of the Put/Call Agreements, each affiliate's shareholders. These agreements provide for the sale by the Company to each European Affiliate of the Company's document distribution system, along with a license to the software used to operate such system, joint marketing efforts, and "put" and "call" rights which, upon the achievement of specified levels of financial performance by the relevant European Affiliate and fulfillment of certain other conditions, would enable or require the Company to purchase interests in the relevant European Affiliate. The Company currently owns 18.8% of XSSA and 19% of XSG, and has an option to purchase an additional 17% of XSG held by a significant shareholder of XSG. The Company has no current ownership stake in XSL. Loans to the aforementioned European Affiliates total approximately $3.5 million and $2.5 million at December 31, 1996 and 1995, respectively, and reflected in the Company's consolidated balance sheets.

     Because (i) Xpedite UK is likely to produce operating results in excess of the minimum earnings required in order to enable the exercise of the put and call option in the Xpedite UK Put/Call Agreement, and (ii) Xpedite Germany has recently produced operating results indicating Xpedite Germany may attain the minimum earnings required in order to enable the exercise of the put and call option in the Xpedite Germany Put/Call Agreement, and if the financial performance of Xpedite UK and Xpedite Germany continues, it is reasonably likely that the Company could exercise or be subject to the exercise of these options in early 1998 with respect to Xpedite UK and Xpedite Germany.

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

10.  SYSTEM AND MARKETING AGREEMENTS (CONTINUED)

     Assuming that Xpedite Germany achieves the minimum amount of earnings of $1.1 million (at current exchange rates) contemplated by the Xpedite Germany Put/Call Agreement and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option with respect to Xpedite Germany would be approximately $8.3 million, after exercise of the "special option" granted to the Company to purchase approximately 17.5% of the outstanding share of Xpedite Germany from a current shareholder for $33,000. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

     Assuming that Xpedite UK continues its current earnings trend, and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option with respect to Xpedite UK would be approximately $89.0 million. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

     Xpedite France has not met the minimum amount of earnings necessary for the put or call option to be exercisable, and therefore, due to the uncertainties as to the ability of Xpedite France to achieve the required financial results in the future, and the uncertainty of future events, the Company does not consider the exercise of these options to be probable during the next eighteen months. However, assuming that Xpedite France achieves the minimum amount of earnings of $1.1 million (at current exchange rates) contemplated by the Xpedite France Put/Call Agreement and utilizing the Company's stock price and earnings at and as of the twelve months ended December 31, 1996, the purchase price payable in connection with the exercise of 100% of the put option would be approximately $11.3 million. The actual amount of the purchase price will more than likely differ from this amount due to the variable factors used to determine the purchase price.

     If exercised, the purchase price payable in connection with the "put" and "call" options is payable 20% in cash or negotiable securities and 80% in common stock of the Company (in the case of Xpedite UK and Xpedite France), or a combination of cash, common stock of the Company, or any negotiable security, at the Company's option, in the case of Xpedite Germany. In addition to the foregoing, the Company may purchase one or more of the European Affiliates pursuant to negotiations with the stockholders thereof (a "Negotiated Purchase"). The Company has had preliminary discussions with each of the European Affiliates regarding a Negotiated Purchase. The Company cannot predict the purchase price payable in connection with any such Negotiated Purchase or whether any such Negotiated Purchase will occur.

     In conjunction with its analysis of its strategic alternatives to enhance stockholder value, the Company is considering effecting a recapitalization which could entail a substantial increase in the Company's leverage and the distribution to the Company's stockholders of a special dividend. The Company believes that such a leveraged recapitalization would provide meaningful liquidity to its stockholders and also would have a significant impact on the Company's stock price. Accordingly, because one element of the formula utilized to calculate the purchase price payable pursuant to any "put" or "call" option is the Company's stock price, the Company believes that such a leveraged

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

10.  SYSTEM AND MARKETING AGREEMENTS (CONTINUED)

recapitalization would result in a substantial reduction in the price paid in connection with any exercise of a "put" or "call" option. There can be no assurance that the Company will effect any such leveraged recapitalization. See
Note 12 for additional discussion of the Company's analysis of its strategic alternatives.

     The Company believes that its sources of capital, including internally generated funds, and cash available pursuant to its Credit Facility will be adequate to satisfy its debt requirements and anticipated capital needs for the next twelve months. However, the Company may elect to finance its future capital requirements through additional equity or debt financing. Further, if the Company exercises or is subject to the exercise of the options described above, or purchases one or more of the European Affiliates pursuant to a Negotiated Purchase, and if the Company elects to finance such exercise or purchase using cash, then the Company may be required to obtain additional equity or debt financing. The Company cannot predict whether or not the purchase of all or any portion of one or more of the European Affiliates will have a dilutive effect on the Company's earnings, as such effect will be dependent upon purchase price paid, the manner in which the purchase is financed and other variable factors.

     If and when the put and call options are exercised, the investments in Xpedite Germany, Xpedite UK and Xpedite France will be accounted for either on the equity method of accounting or will be consolidated, depending on the Company's percentage of ownership.

11.  SEGMENT DATA AND GEOGRAPHIC INFORMATION

     The Company operates in one industry segment. The following table presents financial information based on the Company's geographic segments for the years ended December 31, 1996 and December 31, 1995:




                                        NET        OPERATING    IDENTIFIABLE
       1996                          REVENUES        INCOME        ASSETS
--------------------------------   ------------   -----------   ------------
North America...................   $ 91,387,431   $17,242,174   $66,282,306
Far East........................     25,505,348       435,326    14,401,049
Europe..........................     12,954,872     2,775,290     7,707,517
                                  -------------  ------------  ------------
Total...........................   $129,847,651   $20,452,790   $88,390,872
                                  =============  ============  ============

                             XPEDITE SYSTEMS, INC.

                               DECEMBER 31, 1996

11.  SEGMENT DATA AND GEOGRAPHIC INFORMATION (CONTINUED)


                                   NET         OPERATING     IDENTIFIABLE
           1995                  REVENUES    (LOSS) INCOME      ASSETS
-----------------------------   -----------  -------------   ------------

North America................   $52,022,430   $(44,020,454)   $49,650,056
Far East.....................     2,198,893       (102,167)    11,994,268
Europe.......................     1,462,639         43,237     11,238,447
                               ------------  -------------   ------------
 Total.......................   $55,683,962   $(44,079,384)   $72,882,771
                               ============  =============   ============


12.  SUBSEQUENT EVENTS (UNAUDITED)

     In February 1997, the Company retained Merrill, Lynch & Co. ("Merrill") to assist the Board of Directors of the Company (the "Board") in evaluating the strategic direction of the Company, including the evaluation of possible business combinations, a leveraged recapitalization or other methods for enhancing stockholder value. The Board also appointed a special committee, consisting of Philip A. Campbell and Robert Chefitz, to evaluate the strategic alternatives that may be available to the Company to enhance stockholder value. The special committee, with the assistance of Merrill, is continuing to evaluate the Company's strategic alternatives.

     In a related development, on February 7, 1997, the Company announced that it had received a proposal (the "Proposal") from a group which included UBS Capital Partners (an affiliate of Union Bank of Switzerland), Fenway Partners and members of the Company's senior management to acquire the Company in a transaction in which the Company's shareholders would receive $22.50 per share in cash for their shares of Common Stock. The Proposal was subject to the satisfaction of a variety of material conditions, including the negotiation of satisfactory arrangements with Xpedite's affiliates in the United Kingdom and Germany. The Proposal expired on March 7, 1997.

    PART I                             Xpedite Systems, Inc.
    ITEM 1.                         Consolidated Balance Sheets
                                            (unaudited)

                                                                                     SEPTEMBER 30,   DECEMBER 31,
                                                                                         1997            1996
                                                                                     -------------  -------------
                                      ASSETS
Current assets:                                                                         (unaudited)
  Cash and cash equivalents........................................................  $   3,856,584  $   6,679,970
  Accounts receivable, net of reserve for allowances and doubtful accounts of
   $2,172,000 at September 30, 1997 and $1,851,000 at December 31,1996.............     29,711,404     25,749,334
  Deferred income taxes............................................................      1,903,694      1,903,694
  Other current assets.............................................................      3,714,860      4,290,034
                                                                                     -------------  -------------
      Total current assets.........................................................     39,186,542     38,623,032

Property, plant and equipment, net.................................................     22,837,557     20,500,426
Customer lists, net of accumulated amortization of $2,926,000 at September 30, 1997
 and $2,004,000 at December 31, 1996...............................................      7,706,801      8,232,144
Purchased software, net of accumulated amortization of $3,517,000 at September 30,
 1997 and $2,027,000 at December 31, 1996..........................................      2,536,118      3,156,044
Costs in excess of fair value of net assets acquired, net of accumulated amortization of $1,921,000 at September 30,1997 and $1,180,000 at December 31,
 1996..............................................................................      9,686,240     10,609,687
Investments in affiliates, at cost.................................................      2,247,711      2,168,248
Loans to affiliate.................................................................      3,662,161      3,452,580
Deferred income taxes..............................................................      1,879,917      1,879,917
Other assets.......................................................................      4,173,221      2,569,510
                                                                                     -------------  -------------
      Total........................................................................  $  93,916,268  $  91,191,588
                                                                                     =============  =============

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable...............................................................  $   7,145,685  $  10,067,510
    Accrued expenses...............................................................     12,937,749      8,721,801
    Current portion of long-term debt..............................................      6,283,011      7,763,459
    Current portion of capital lease obligations...................................        271,235        241,995
    Income taxes payable...........................................................      5,483,421      7,131,347
    Other current liabilities......................................................        268,138        223,818
                                                                                     -------------  -------------
       Total current liabilities...................................................     32,389,239     34,149,930

Long-term debt.....................................................................     22,509,940     27,146,147
Long-term portion of capital lease obligations.....................................        312,193        326,686
Deferred income taxes..............................................................      3,590,914      3,692,134
Other liabilities..................................................................        782,668        739,492

Stockholders' equity:

  Preferred stock, $.01 par value, authorized 1,000,000; none issued and outstanding
   at September 30, 1997 and December 31, 1996.....................................             --             --
  Common Stock, $.01 par value, authorized 15,000,000; issued and outstanding
   9,107,563 at September 30, 1997, and 8,903,240 shares at December 31, 1996......         91,076         89,032
  Additional paid-in capital.......................................................     65,672,071     64,782,539
  Accumulated deficit..............................................................    (29,893,545)   (39,431,890)
  Cumulative translation adjustment................................................     (1,322,288)       (86,482)
  Less: Treasury stock; 72,000 shares at September 30, 1997, and December 31, 1996;
   at cost.........................................................................       (216,000)      (216,000)
                                                                                     -------------  -------------
      Total stockholders' equity...................................................     34,331,314     24,137,199
                                                                                     -------------  -------------
      Total........................................................................  $  93,916,268  $  91,191,588
                                                                                     =============  =============

                See notes to consolidated financial statements.

                              Xpedite Systems, Inc.
                   Consolidated Statements of Operations
                                  (unaudited)

                                                             NINE MONTHS ENDED             THREE MONTHS ENDED
                                                                SEPTEMBER 30                  SEPTEMBER 30
                                                        ----------------------------  ----------------------------
                                                            1997           1996           1997           1996
                                                        -------------  -------------  -------------  -------------
Net revenues:
  Domestic service revenues...........................  $  75,134,253  $  57,931,365  $  25,900,159  $  20,132,396
  International service revenues......................     43,242,148     31,384,851     15,725,912     11,168,384
  System sales and other..............................      4,006,888      5,451,028      1,014,595      1,870,473
                                                        -------------  -------------  -------------  -------------
      Total net revenues..............................    122,383,289     94,767,244     42,640,666     33,171,253

Cost of sales:
  Operations, line charges and support engineering....     57,543,978     41,393,892     19,787,261     14,715,966
  Cost of sales of systems............................      1,228,901      2,021,610        209,962        461,992
                                                        -------------  -------------  -------------  -------------
  Total cost of sales (exclusive of depreciation and
   amortization shown separately below)..............     58,772,879     43,415,502     19,997,223     15,177,958
                                                        -------------  -------------  -------------  -------------

Operating expenses:
  Selling and marketing..............................     27,975,775     20,704,174      9,635,021      7,399,286
  General and administrative.........................      6,818,266      6,172,830      2,385,154      2,158,328
  Research and development...........................      3,655,114      3,687,757      1,242,097      1,204,361
  Depreciation and amortization......................      7,389,830      5,515,645      2,606,815      2,017,341
                                                       -------------  -------------  -------------  -------------
      Total operating expenses.......................     45,838,985     36,080,406     15,869,087     12,779,316
                                                       -------------  -------------  -------------  -------------

Operating income....................................     17,771,425     15,271,336      6,774,356      5,213,979
Interest income.....................................        289,615        356,137        112,969        110,706
Interest expense....................................     (2,129,336)    (2,826,175)      (695,092)      (823,284)
Other income........................................         56,154        146,773        132,963         16,712
                                                      -------------  -------------  -------------  -------------
Income before income taxes..........................     15,987,858     12,948,071      6,325,196      4,518,113
Income tax expense..................................      6,392,888      5,276,302      2,520,153      1,815,485
                                                      -------------  -------------  -------------  -------------
Net income..........................................  $   9,594,970  $   7,671,769  $   3,805,043  $   2,702,628
                                                      =============  =============  =============  =============
Net income per Common Share.........................  $        1.03  $        0.91  $        0.41  $        0.30
                                                      =============  =============  =============  =============
Weighted average shares outstanding.................      9,359,100      8,415,100      9,391,500      8,890,800
                                                      =============  =============  =============  =============

                  See notes to consolidated financial statements.

                              Xpedite Systems, Inc.
                  Consolidated Statement of Stockholders' Equity
                                  (unaudited)

                                    COMMON STOCK       ADDITIONAL                   CUMULATIVE      TREASURY STOCK
                                 ------------------     PAID-IN      ACCUMULATED   TRANSLATION    -------------------
                                   SHARES    AMOUNT     CAPITAL        DEFICIT      ADJUSTMENT     SHARES    AMOUNT        TOTAL
                                 ---------  -------   -----------   ------------   -----------    -------   ---------   -----------
BALANCE, DECEMBER 31, 1996.....  8,903,240  $89,032   $64,782,539   $(39,431,890)  $   (86,482)    (72,000) $(216,000)  $25,137,199
Exercise of stock options......    187,491    1,876       572,880             --            --          --         --       574,756
Issuance of performance stock
  options......................     19,582      196          (196)            --            --          --         --            --
Deferred compensation cost.....         --       --       318,195             --            --          --         --       318,195
Treasury stock acquired........         --       --            --             --            --      (2,750)   (58,000)      (58,000)

Retirement of treasury stock...     (2,750      (28)       (1,347)       (56,625)           --       2,750     58,000            --
Cumulative translation
  adjustment...................         --       --            --             --   $(1,235,806)        --          --    (1,235,806)

Net income.....................         --       --            --      9,594,970            --         --          --     9,594,970
                                 ---------  -------   -----------   ------------   -----------    -------   ---------   -----------
BALANCE, SEPTEMBER 30, 1997....  9,107,563  $91,076   $65,672,071   $(29,893,545)  $(1,322,288)   (72,000)  $(216,000)  $34,331,314
                                 =========  =======   ===========   ============   ============   =======   =========   ===========


                  See notes to consolidated financial statements.

                                Xpedite Systems, Inc.
                        Consolidated Statements of Cash Flows
                                     (unaudited)

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                       ---------------------------
                                                                                           1997          1996
                                                                                       ------------  -------------
OPERATING ACTIVITIES:
Net income...........................................................................  $  9,594,970  $   7,671,769
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization......................................................     8,058,079      6,119,053
  Other non-cash losses..............................................................       266,615        182,001
  Deferred income taxes..............................................................      (101,220)        60,076
Change in operating assets and liabilities:
  Accounts receivable................................................................    (4,397,954)    (6,768,726)
  Other current assets...............................................................      (227,488)    (2,177,846)
  Other assets.......................................................................    (1,929,135)       (76,960)
  Accounts payable...................................................................    (2,646,727)    (2,834,878)
  Accrued expenses...................................................................     4,453,369      2,743,952
  Other liabilities..................................................................      (186,354)       795,355
  Income taxes payable...............................................................    (1,320,349)     1,372,843
                                                                                       ------------  -------------
Net cash provided by operating activities............................................    11,563,806      7,086,639
                                                                                       ------------  -------------
INVESTING ACTIVITIES:
 Acquisition of property, equipment, purchased software..............................    (8,192,079)    (7,540,912)
 Acquisition of businesses...........................................................            --     (2,914,692)
 Investments in affiliates...........................................................       (84,340)    (1,630,928)
 Loans to affiliate..................................................................      (209,581)      (842,594)
                                                                                       ------------  -------------
Net cash used in investing activities................................................    (8,486,000)   (12,929,126)
                                                                                       ------------  -------------
FINANCING ACTIVITIES:
 Proceeds from loans and notes payable...............................................            --      2,201,187
 Repayments of loans and notes payable...............................................    (5,978,672)    (8,412,248)
 Repayments of capital lease obligations.............................................      (197,503)      (176,897)
 Net proceeds from issuance of Common Stock..........................................       573,382     10,484,304
                                                                                       ------------  -------------
Net cash (used in) provided by financing activities..................................    (5,602,793)     4,096,346
                                                                                       ------------  -------------

Effect of exchange rate changes on cash..............................................      (298,399)      (118,841)
                                                                                       ------------  -------------
Decrease in cash and cash equivalents................................................    (2,823,386)    (1,864,982)
Cash and cash equivalents at beginning of period.....................................     6,679,970      9,076,250
                                                                                       ------------  -------------
Cash and cash equivalents at end of period...........................................  $  3,856,584  $   7,211,268
                                                                                       ============  =============

                  See notes to consolidated financial statements.

                     Notes to Consolidated Financial Statements
                                    (unaudited)

1. BASIS OF PRESENTATION

    The financial information included herein is unaudited; however, such information has been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, such information does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Xpedite Systems, Inc. annual report on Form 10-K for the year ended December 31, 1996. Certain prior years amounts have been reclassified to conform with the current year presentation.

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method it currently uses to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in an increase in primary earnings per share for the third quarter and nine months ended September 30, 1997 of $0.02 and $0.05 per share, respectively, and an increase in primary earnings per share for the third quarter and nine months ended September 30, 1996 of $0.02 and $0.05 per share, respectively. The impact of Statement 128 on the calculation of fully diluted earnings per share for these quarters is not expected to be material.

2. OFFERS TO PURCHASE THE COMPANY

    The Company and Xpedite Acquisition Corp., a Delaware corporation ("Acquisition Corp."), whose stockholders include UBS Capital II LLC, Fenway Partners Capital Fund, L.P., and certain of their affiliates (collectively, the "Investors"), have entered into an Agreement and Plan of Merger dated as of August 8, 1997 (the "Merger Agreement") under which Acquisition Corp. would merge with and into the Company for a cash purchase price of $23.25 per share of common stock, $0.01 par value per share (the "Common Stock") of the Company, which values the Company at approximately $250 million including existing indebtedness.

    Concurrently with the execution of the Merger Agreement, certain stockholders of the Company, including the members of the Board of Directors, certain members of Senior Management (the "Management Buyers"), certain funds managed by Patricof & Co. Ventures, Inc. ("Patricof"), and David, Stuart and Robert Epstein (collectively, the "Epstein Family"), each entered into individual Stockholder Agreements (the "Stockholder Agreements"), dated as of August 8, 1997, with the Company and Acquisition Corp. Each Stockholder Agreement provides, among other things, that the stockholder party thereto will vote his or its shares, among other things, in favor of the merger of Acquisition Corp. with and into the Company (the "Merger"), the approval of the Merger Agreement and the approval of certain amendments to the Company's certificate of incorporation. Pursuant to the Stockholder Agreement, each stockholder gave Acquisition Corp. his or its irrevocable proxy to vote his or its shares, among other things, in favor of the matters referred to above and agrees to certain restrictions on transfer with respect to his or its shares.

    In addition, Xpedite Systems Holdings (UK) Limited, a United Kingdom corporation and a wholly-owned subsidiary of the Company ("UK Acquisition

Corp."), the Company, and the shareholders of Xpedite Systems Limited, a United Kingdom corporation ("Xpedite UK") have entered into a Share Purchase Agreement (the "UK Agreement") dated as of August 8, 1997, pursuant to which UK Acquisition Corp. will acquire all of the outstanding share capital of Xpedite UK for $87 million, subject to certain adjustments (the "UK Acquisition"). The UK Acquisition is expected to be completed simultaneously with the Merger. However, the UK Acquisition is not conditional upon the completion of the Merger. In the event the Merger is not completed, the Company will be required to raise the financing necessary to complete the UK Acquisition.

    The Merger Agreement, which is subject to completion of contemplated financing and the closing of the UK Acquisition, requires shareholder and regulatory approvals. The closing of the Merger Agreement is also subject to, among other things, there being no regulatory change that would materially and adversely affect the Company's ability to account for the Merger using "recap accounting". To assist the Company in qualifying for "recap accounting" treatment, certain of the Management Buyers have agreed to retain certain of their shares of Common Stock in the Merger in lieu of receiving cash therefor. In connection with the stockholder vote on the Merger Agreement, stockholders of the Company will be offered the opportunity to retain all, but not less than all, of their shares of Common Stock in the Merger in lieu of receiving cash therefor. The Merger Agreement provides that an aggregate of 205,000 shares of Common Stock must be retained in the Merger by stockholders other than the Management Buyers. In the event holders of more than 205,000 shares of Common Stock elect to retain their shares, the number of shares to be retained by such stockholders will be reduced on a pro rata basis to an aggregate of 205,000 shares. If holders of fewer than 205,000 shares of Common Stock elect to retain their shares, the Epstein Family and Patricof have agreed to retain an aggregate of 205,000 shares minus the number of shares of Common Stock that stockholders other than the Management Buyers have elected to retain.

    The Board of Directors of the Company has, by unanimous vote of the directors voting (other than Roy B. Andersen, Jr., who did not attend or vote at the meeting to approve the Merger Agreement due to his participation with the Investors in the proposed Merger transaction), approved the Merger Agreement and the UK Agreement. Subject to the disclosure set forth below, both transactions would be expected to close in the fourth quarter of this year, or in the first quarter of 1998.

    On October 24, 1997, Premiere Technologies, Inc. ("Premiere") expressed to the Special Committee of the Board of Directors an unsolicited indication of interest (the "Proposal") that it would be prepared to enter into an agreement pursuant to which it would acquire the Company. Premiere's Proposal was non-binding and subject to certain conditions, including completion of due diligence and a mutually acceptable merger agreement.

    On November 5, 1997, the Company received from Premiere a written offer to acquire the Company (the "Offer") in a stock-for-stock merger transaction (the "Premiere Merger") which Premiere intends to qualify as a "pooling of interests" for accounting purposes and to qualify as a tax-free reorganization. Under the terms of Premiere's offer, each share of the Company's common stock would be converted into $30 of Premiere's common stock, subject to certain adjustments, with the precise exchange ratio to be based on the average trading price of Premiere's common stock prior to closing. On November 11, 1997, Premiere increased the Offer to $34 of Premiere's common stock, subject to certain adjustments, with the precise exchange ratio to be based on the average trading price of Premiere's common stock prior to closing (the "Amended Offer").

    The Offer was and the Amended Offer is subject to certain conditions, including the negotiation of a definitive merger agreement, consummation of the Company's pending acquisition of Xpedite UK, the receipt of assurances from the Company's and Premiere's accountants regarding the ability of Premiere to treat the Premiere Merger as a "pooling of interests" for accounting purposes, the approval by the Company's stockholders of the Premiere Merger and Premiere's stockholders of the issuance of additional shares in the Premiere Merger and the receipt of required antitrust approvals.

    Consistent with its fiduciary duties the Company's Board of Directors, along with its financial and legal advisors, is considering this offer. At this time, the Company's Board of Directors cannot predict whether the Amended Offer will be acceptable to it, whether "pooling of interests" treatment can be obtained for the proposed transaction, whether an agreement will be reached with Premiere on a definitive merger agreement or that Premiere's stockholders will approve the issuance of additional shares in the Premiere Merger.